                                                                     EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                      Among

                            THE THOMSON CORPORATION,

                             SABRE ACQUISITION, INC.

                                       and

                        COMPUTER LANGUAGE RESEARCH, INC.


                          Dated as of January 12, 1998


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                            Glossary of Defined Terms
                          (Not Part of This Agreement)

Defined Term                                             Location of Definition
------------                                             ----------------------

affiliate............................................        ss. 9.03(a)
Agreement............................................        Preamble
beneficial owner.....................................        ss. 9.03(b)
Blue Sky Laws........................................        ss. 3.05(b)
Board................................................        Recitals
business day.........................................        ss. 9.03(c)
Certificate of Merger................................        ss. 2.02
Certificates.........................................        ss. 2.09(b)
Code.................................................        ss. 3.10(a)
Company..............................................        Preamble
Company Common Stock.................................        Recitals
Company Preferred Stock..............................        ss. 3.03
Conditional Optionees................................        ss. 2.07(e)
Conditional Options..................................        ss. 2.07(e)
Confidentiality Agreement............................        ss. 6.04(b)
control..............................................        ss. 9.03(d)
Delaware Law.........................................        Recitals
Disclosure Schedule..................................        ss. 3.01(a)
Dissenting Shares....................................        ss. 2.08(a)
Effective Time.......................................        ss. 2.02
Environmental Laws...................................        ss. 3.16(a)
Environmental Permits................................        ss. 3.16(b)
ERISA................................................        ss. 3.10(a)
ERISA Affiliate......................................        ss. 3.10(a)
Exchange Act.........................................        ss. 1.02(b)
Hazardous Substances.................................        ss. 3.16(a)
HSR Act..............................................        ss. 3.05(b)
Indemnified Parties..................................        ss. 6.07(b)
Intellectual Property................................        ss. 9.03(f)
IRS..................................................        ss. 3.10(a)
Licensed Intellectual Property.......................        ss. 9.03(f) and (g)
Liens................................................        ss. 3.13(b)
Majority Shareholders................................        Recitals
Material Adverse Effect..............................        ss. 3.01(a)
Material Licensed Intellectual Property..............        ss. 3.14(a)
Material Subsidiary..................................        ss. 3.01(b)
Merger...............................................        Recitals
Merger Consideration.................................        ss. 2.06(a)
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Defined Term                                             Location of Definition
------------                                             ----------------------

Minimum Condition....................................        ss. 1.01(a)
Multiemployer Plan...................................        ss. 3.10(b)
Multiple Employer Plan...............................        ss. 3.10(b)
1982 Options.........................................        ss. 2.07(a)
1982 Plan............................................        ss. 2.07(a)
1994 Options.........................................        ss. 2.07(c)
1994 Plan............................................        ss. 2.07(c)
1996 Balance Sheet...................................        ss. 3.07(c)
1997 Incentive Plan..................................        ss. 2.07(j)
1997 Options.........................................        ss. 2.07(b)
1997 Plan............................................        ss. 2.07(b)
Offer................................................        Recitals
Offer Conditions.....................................        ss.1.01(a)
Offer Documents......................................        ss. 1.01(b)
Offer to Purchase....................................        ss. 1.01(b)
Officers' Incentive Plan.............................        ss. 2.07(j)
Optionees............................................        ss. 2.07(a)
Owned Intellectual Property..........................        ss. 3.14(a)
Parent...............................................        Preamble
Paying Agent.........................................        ss. 2.09(a)
Per Share Amount.....................................        Recitals
Permits..............................................        ss. 3.06
Permitted Liens......................................        ss. 3.13(b)
person...............................................        ss. 9.03(e)
Plans................................................        ss. 3.10(a)
Proxy Statement......................................        ss. 3.12
Retention Bonus Plan.................................        ss. 2.07(i)
Purchaser............................................        Preamble
Schedule 14D-1.......................................        ss. 1.01(b)
Schedule 14D-9.......................................        ss. 1.02(b)
Scheduled Intellectual Property......................        ss. 3.14(a)
SEC..................................................        ss. 1.01(a)
SEC Reports..........................................        ss. 3.07(a)
Securities Act.......................................        ss. 3.07(a)
Shares...............................................        Recitals
Software.............................................        ss. 9.03(h)
Stock Purchase Agreement.............................        Recitals
Stockholders' Meeting................................        ss. 6.01(a)
Subsidiary...........................................        ss. 3.01(a)
subsidiary...........................................        ss. 9.03(i)


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Defined Term                                             Location of Definition
------------                                             ----------------------

Surviving Corporation................................        ss. 2.01
Taxes or taxes.......................................        ss. 3.15
Texas Law............................................        Recitals
Transactions.........................................        ss. 3.04
Vested Options.......................................        ss. 2.07(d)
Vested Percentage....................................        ss. 2.07(a)
WARN.................................................        ss. 3.10(f)
Year 2000 Compliant..................................        ss. 9.03(j)


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                                TABLE OF CONTENTS

                                    ARTICLE I

                                    THE OFFER

      SECTION 1.01.  The Offer.............................................  2
      SECTION 1.02.  Company Action........................................  3

                                   ARTICLE II

                                   THE MERGER

      SECTION 2.01.  The Merger............................................  5
      SECTION 2.02.  Effective Time; Closing...............................  5
      SECTION 2.03.  Effect of the Merger..................................  5
      SECTION 2.04.  Articles of Incorporation; By-laws....................  5
      SECTION 2.05.  Directors and Officers................................  6
      SECTION 2.06.  Conversion of Securities..............................  6
      SECTION 2.07.  Stock Options; Equity Compensation and Bonus
                     Arrangements..........................................  6
      SECTION 2.08.  Dissenting Shares.....................................  9
      SECTION 2.09.  Surrender of Shares; Stock Transfer Books............. 10

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      SECTION 3.01.  Organization and Qualification; Subsidiaries.......... 11
      SECTION 3.02.  Articles of Incorporation and By-laws................. 12
      SECTION 3.03.  Capitalization........................................ 12
      SECTION 3.04.  Authority Relative to This Agreement.................. 13
      SECTION 3.05.  No Conflict; Required Filings and Consents............ 13
      SECTION 3.06.  Compliance............................................ 14
      SECTION 3.07.  SEC Filings; Financial Statements..................... 15
      SECTION 3.08.  Absence of Certain Changes or Events.................. 16
      SECTION 3.09.  Absence of Litigation................................. 16
      SECTION 3.10.  Employee Benefit Plans................................ 17
      SECTION 3.11.  Labor Matters......................................... 19
      SECTION 3.12.  Offer Documents; Schedule 14D-9; Proxy Statement...... 19
      SECTION 3.13.  Real Property and Leases; Personal Property........... 20
      SECTION 3.14.  Intellectual Property................................. 21
      SECTION 3.15.  Taxes................................................. 24
      SECTION 3.16.  Environmental Matters................................. 25


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                                                                            Page

      SECTION 3.17.  Brokers............................................... 26

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

      SECTION 4.01.  Corporate Organization................................ 26
      SECTION 4.02.  Authority Relative to This Agreement.................. 27
      SECTION 4.03.  No Conflict; Required Filings and Consents............ 27
      SECTION 4.04.  Financing............................................. 28
      SECTION 4.05.  Offer Documents; Proxy Statement...................... 28
      SECTION 4.06.  Brokers............................................... 28
      SECTION 4.07.  Absence of Litigation................................. 28
      SECTION 4.08.  No Prior Activities................................... 29
      SECTION 4.09.  Parent Not an Affiliated Shareholder.................. 29

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 5.01.  Conduct of Business by the Company Pending the Merger. 29

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      SECTION 6.01.  Stockholders' Meeting................................. 31
      SECTION 6.02.  Proxy Statement....................................... 32
      SECTION 6.03.  Company Board Representation; Section 14(f)........... 32
      SECTION 6.04.  Access to Information; Confidentiality................ 33
      SECTION 6.05.  No Solicitation of Transactions....................... 34
      SECTION 6.06.  Employee Benefits Matters............................. 34
      SECTION 6.07.  Directors' and Officers' Indemnification and
                     Insurance............................................. 35
      SECTION 6.08.  Notification of Certain Matters....................... 37
      SECTION 6.09.  Further Action; Reasonable Best Efforts............... 37
      SECTION 6.10.  Public Announcements.................................. 37
      SECTION 6.11.  Confidentiality Agreement............................. 37


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                                                                            Page

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

      SECTION 7.01.  Conditions to the Merger.............................. 38

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.01.  Termination........................................... 38
      SECTION 8.02.  Effect of Termination................................. 40
      SECTION 8.03.  Fees and Expenses..................................... 40
      SECTION 8.04.  Amendment............................................. 40
      SECTION 8.05.  Waiver................................................ 40

                                   ARTICLE IX

                               GENERAL PROVISIONS

      SECTION 9.01.  Non-Survival of Representations, Warranties and
                     Agreements............................................ 40
      SECTION 9.02.  Notices............................................... 40
      SECTION 9.03.  Certain Definitions................................... 42
      SECTION 9.04.  Severability.......................................... 44
      SECTION 9.05.  Entire Agreement; Assignment.......................... 44
      SECTION 9.06.  Parties in Interest................................... 44
      SECTION 9.07.  Specific Performance.................................. 44
      SECTION 9.08.  Governing Law......................................... 45
      SECTION 9.09.  Headings.............................................. 45
      SECTION 9.10.  Counterparts.......................................... 45
      SECTION 9.11.  Waiver of Jury Trial.................................. 45

ANNEX A   -     Conditions to the Offer


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            AGREEMENT AND PLAN OF MERGER, dated as of January 12, 1998 (this
"Agreement"), among THE THOMSON CORPORATION, a corporation incorporated under the laws of Ontario, Canada ("Parent"), SABRE ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and COMPUTER LANGUAGE RESEARCH, INC., a Texas corporation (the "Company").

            WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein; and

            WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") (shares of Company Common Stock being hereinafter collectively referred to as "Shares") for $22.50 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer; and

            WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that holders of Shares tender their Shares pursuant to the Offer; and

            WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and the Texas Business Corporation Act ("Texas Law") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

            WHEREAS, Parent, Purchaser and certain stockholders of the Company (the "Majority Shareholders") have entered into a Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement"), providing for, among other things, each Majority Shareholder to sell to Purchaser, and Purchaser to purchase from each Majority Shareholder, all of his, her or its Shares at the Per Share Amount, subject to the conditions set forth therein, and an agreement by each Majority Shareholder to tender all of his, her or its Shares pursuant to the Offer;

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:
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                                    ARTICLE I

                                    THE OFFER

            SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events set forth in paragraphs (a) through (g) in Annex A hereto shall have occurred or be existing, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of this Agreement. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that at least two-thirds of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction of the other conditions set forth in Annex A hereto (collectively with the Minimum Condition, the "Offer Conditions"). Purchaser expressly reserves the right to waive any of the Offer Conditions, to increase the price per Share payable in the Offer and to modify other terms of the Offer; provided, however, without the prior consent of the Company, Purchaser shall not (i) waive the Minimum Condition or reduce the number of Shares subject to the Offer, (ii) reduce the price per Share payable in the Offer, (iii) extend the Offer or amend or add to the Offer Conditions,
(iv) change the form of consideration payable in the Offer, or (v) amend, add or waive any other term of the Offer in any manner that would adversely affect the Company or its stockholders. Notwithstanding the foregoing, Purchaser (i) shall not terminate and shall extend the Offer, up to February 28, 1998 if, at the initial scheduled expiration of the Offer (which shall be 20 business days following commencement of the Offer), or any extension thereof, any of the Offer Conditions shall not be satisfied or waived by Purchaser (provided, that if the only unsatisfied Offer Condition shall be the failure of the waiting period under the HSR Act to have expired or been terminated, then Purchaser shall extend the Offer, for one or more periods of not more than 10 business days, pursuant to this clause (i) up to May 15, 1998), (ii) shall extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, and (iii) may, without the consent of the Company, extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence if, as of such date, all of the Offer Conditions are satisfied or waived by Purchaser, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 80% or more, but less than 90%, of the then outstanding Shares on a fully diluted basis. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), Purchaser shall accept Shares for payment and shall pay for all Shares validly tendered and not withdrawn as soon as it is permitted to do so under applicable law.


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

            (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents prior to the filing thereof with the SEC. Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the
Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

            (c) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

            SECTION 1.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on January 12, 1998, unanimously adopted resolutions (A) determining that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares, (B) approving and adopting this Agreement and the transactions contemplated hereby and (C) recommending that the stockholders of the Company accept the Offer and, if required, approve and adopt this Agreement and the transactions contemplated hereby, and (ii) Goldman, Sachs & Co. has delivered to the Board its opinion (which will be confirmed in writing) to the effect that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence. The Company has been advised by each of its directors and executive officers that they intend either to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer or to vote such Shares in favor of the approval and adoption by the stockholders of the Company of this Agreement and the transactions contemplated hereby.

            (b) As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the


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

"Schedule 14D-9") containing, subject to the following sentence, the recommendation of the Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal securities laws. Subject to the fiduciary duties of the Board under applicable law as determined by the Board in good faith after consultation with the Company's outside counsel, and subject to the terms of this Agreement, the Schedule 14D-9 shall contain the recommendation of the Board described in
Section 1.02(a) above. The Company hereby agrees that no failure of the Schedule 14D-9 to contain the recommendation of the Board described in Section 1.02(a) above, nor any withdrawal of such recommendation by the Board, shall render invalid or otherwise vacate the approval of the Board for purposes of Article
13.03 of Texas Law and the Company shall not otherwise take any action that would result in a breach of the Company's representation and warranty, as of the date of such action, set forth in the last sentence of Section 3.04 of this Agreement. Parent and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Parent and Purchaser and their counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

            (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser and their agents shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 8.01, shall deliver to the Company all copies of such information then in their possession or control.


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

                                   ARTICLE II

                                   THE MERGER

            SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law and Texas Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Notwithstanding anything to the contrary contained in this Section 2.01, Parent may elect instead, at any time after consummation of the Offer and prior to the date on which the Proxy Statement (as hereinafter defined) is mailed initially to the Company's stockholders, to merge the Company into Purchaser or another direct or indirect wholly owned subsidiary of Parent. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide, as the case may be, that Purchaser or such other wholly owned subsidiary of Parent shall be the Surviving Corporation.

            SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the State of Texas (collectively, the "Certificate of Merger"), in such forms as are required by, and executed in accordance with the relevant provisions of, Delaware Law and Texas Law (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

            SECTION 2.03. Effect of the Merger. The effect of the Merger shall be as provided in the applicable provisions of Delaware Law and Texas Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

            SECTION 2.04. Articles of Incorporation; By-laws. (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that, at the Effective Time, subject to Section 6.07 hereof, the Articles of Incorporation of the Surviving

Corporation shall be amended in their entirety to be substantially identical to Purchaser's Certificate of Incorporation.

            (b) Unless otherwise determined by Parent prior to the Effective Time, but subject to Section 6.07 hereof, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

            SECTION 2.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

            SECTION 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

                  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be cancelled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share;

                  (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (c) Each share of Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

            SECTION 2.07. Stock Options; Equity Compensation and Bonus Arrangements. (a) With respect to those individuals whose names appear in the list referred to in Section 2.07(f) who were awarded stock options (the "Optionees") that were granted by the Company under the 1982 Stock Option Plan of the Company (the "1982 Plan") prior to the Effective Time (the "1982 Options"), each such Optionee, as of the Effective Time, shall


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

be vested in the aggregate 1982 Options awarded to such Optionee in accordance with the following table:

      Date 1982 Option Awarded       Vested Percentage (the "Vested Percentage")
      ------------------------       -------------------------------------------

      Prior to March 1, 1995                         100%

      On or after March 1, 1995 but
      prior to March 1, 1996                          80%

      On or after March 1, 1996                       60%

            (b) With respect to Optionees who were granted stock options under the Company's 1997 Stock Incentive Plan (the "1997 Plan") prior to the Effective Time (the "1997 Options"), each such Optionee, as of the Effective Time, shall be vested in 60% of the 1997 Options awarded to such Optionee.

            (c) With respect to the stock options that were granted by the Company under the 1994 Non-Employee Director Company Plan (the "1994 Plan") prior to the Effective Time (the "1994 Options"), as of the Effective Time, all 1994 Options shall be fully vested.

            (d) Subject to the next two sentences, each Optionee who holds any vested and unexercised 1982 Options, 1994 Options or 1997 Options as of the Effective Time (the "Vested Options") shall receive from the Company, immediately after the Effective Time, in settlement and cancellation of each Vested Option, a lump sum amount in cash equal to the product of (i) the difference between the Per Share Amount and the per share exercise price of a Vested Option and (ii) the number of shares of Company Common Stock subject to such Vested Option. In the event that the amount provided to any individual pursuant to this Section 2.07(d) (without giving effect to any other payments or benefits to such individual, and assuming the allocation of such individual's "base amount" in its entirety to the payment provided in this paragraph (d)) constitutes a "parachute payment" within the meaning of Section 280G of the Code, and, but for this sentence, would be subject to the excise tax imposed by
Section 4999 of the Code, the Company shall reduce the aggregate number of Vested Options of such individual (such reduction, the "Excess Options") (in such manner as the Company, in its reasonable discretion, shall deem appropriate) such that the present value thereof (as determined by the Code and the applicable regulations) is equal to 2.99 times such individual's "base amount" as defined in Section 280G(b)(3) of the Code. The Excess Options shall immediately lapse and become void.

            (e) With respect to the individuals who shall be identified by the Company to Parent in writing prior to the Effective Time (the "Conditional Optionees"), to whom the Company had granted stock options that were conditional upon the approval by the Board and the shareholders of the Company of an amendment to the 1997 Plan (the "Conditional

Options"), the Company agrees to pay each holder of a Conditional Option, immediately after the Effective Time, a lump sum amount in cash equal to 60% of the product of (i) the Per Share Amount minus the exercise price per share of Company Common Stock subject to a Conditional Option and (ii) the number of shares of Company Common Stock subject to such Conditional Option.

            (f) The Company has provided to Parent in writing a full and complete list of (i) the name of each Optionee and Conditional Optionee, (ii) the number of the 1982 Options, 1994 Options, 1997 Options and Conditional Options held by each Optionee and Conditional Optionee, the number of shares of Company Common Stock subject to each stock option and Conditional Option as of the date of this Agreement and the portion of such stock options that will become Vested Options with respect to each Optionee as of the Effective Time,
(iii) the exercise price of each 1982 Option, 1994 Option, 1997 Option and Conditional Option held by each Optionee and Conditional Optionee as of the date of this Agreement and (iv) the lump-sum amount that each Optionee and Conditional Optionee will receive pursuant to the formula set forth in Sections 2.07(d) and (e) above. A list of additional stock options, if any, that the Company may award prior to the Effective Time (which shall not be exercisable for more than 25,000 shares of Company Common Stock and which shall be awarded according to terms and conditions that are identical to those applicable to the Conditional Options) shall be provided in writing by the Company to the Parent prior to the Effective Time (the "Additional Awards"). Except for the Additional Awards, the Company agrees that no additional stock options will be awarded under any of the Plans prior to the Effective Time. The Company further agrees to update the information provided to Parent concerning Optionees and Conditional Optionees contemplated by paragraphs (e) and (f) in the event any of the information included therein changes during the period between the date of this Agreement and the Effective Time.

            (g) As of the Effective Time, the Company shall have taken all necessary actions to terminate the 1982 Plan, the 1997 Plan, the 1994 Plan and such plans shall be terminated as of the Effective Time.

            (h) The Company agrees that all unvested 1997 Options and 1982 Options shall lapse and become void as of the Effective Time and any obligation express or implied that the Company shall have incurred with respect to the Conditional Options shall lapse and become void as of the Effective Time. The Company agrees to take all actions that may be necessary pursuant to this
Section 2.07(h). After the Effective Time, the Rent Roll, Inc. 1997 Stock Incentive Plan and any awards thereunder shall continue in effect according to the terms of such plan and awards.

            (i) On or before the Effective Time, the Company shall adopt a Retention Bonus Plan (the "Retention Bonus Plan") for employees of the Company substantially in the form set forth on Section 2.07(i) of the Disclosure Schedule. The Company shall provide Parent in writing a list of the employees who shall participate in the Retention Bonus Plan, and the retention bonus for which each such employee shall be eligible. Parent agrees that the Retention Bonus Plan will offer the selected participants an aggregate of $7,785,389 in benefits thereunder.

            (j) As soon as practicable after the Effective Time, Parent shall adopt a 1998 incentive bonus program, which shall replace the 1997 Annual Incentive Plan of the Company (the "1997 Incentive Plan") and the 1997 Officers' Annual Incentive Plan of the Company (the "Officers' Incentive Plan"), pursuant to which annual bonuses will be calculated according to certain measures of the performance of the Company, including, without limitation, annual increases in profit and revenue compared with the preceding year. As of the Effective Time, the Company shall have taken all necessary actions to terminate the 1997 Incentive Plan and the Officers' Incentive Plan and such plans shall be terminated as of the Effective Time.

            (k) On or before the Effective Time, the Company shall adopt a severance plan for those of its employees who are at grade level E-16 or above as of the date hereof that shall become effective as of the Effective Time. Such plan will provide for payment of severance to any of such employees terminated other than for Cause (as defined in the Retention Bonus Plan) prior to the second anniversary of the Effective Time and to any of such employees who resign for Good Reason (as defined in the Retention Bonus Plan) prior to the second anniversary of the Effective Time equal to a minimum of six months' base salary, plus an additional two weeks' base salary per full year of tenure with the Company. The maximum severance benefit pursuant to such plan shall equal 12 months' salary. On or before the Effective Time, the Company shall offer written agreements (substantially in the forms set forth in Section 2.07(k) of the Disclosure Schedule) to certain employees of the Company identified to the Purchaser in writing providing for severance benefits in lieu of participating in the severance plan. On or before the Effective Time, the Company shall offer written agreements to its officers providing that, in the event it is determined that any payment by the Company or any affilitate to or for the benefit of such officers (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by such officers with respect to such excise tax (collectively, the "Excise Tax"), then the officers shall be entitled to receive an additional payment (a "Gross-up Payment") in an amount such that after payment by such officer of all taxes, interest and penalties, including, without limitation, any income taxes and Excise Tax imposed upon the Gross-up Payment, the officer retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payment; provided, however, that each such agreement will require each officer who is entitled to a Gross-up Payment to cooperate with a tax advisor of the Company's choice in the determination of such Gross-up Payment.

            SECTION 2.08. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with
Article 5.11 of Texas Law (collectively, the "Dissenting

Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Article 5.11, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Article
5.11 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

            (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Texas Law and received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Texas Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

            SECTION 2.09. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company (which shall be reasonably acceptable to the Company) to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation with interest and earnings thereon accruing for the benefit of the Surviving Corporation.

            (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

            (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

            (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Parent and Purchaser that:

            SECTION 3.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and each subsidiary of the Company (a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company or any Subsidiary, the term "Material Adverse Effect" means any change or effect that, when taken together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the business, results of operations (on an annualized basis), financial condition or assets of the Company and the Subsidiaries taken as a whole. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in
Section 3.01 of the Disclosure Schedule delivered in connection with this Agreement by the Company to Parent and Purchaser (the "Disclosure Schedule"). Except as disclosed in such Section 3.01, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or other entity.

            (b) Each Subsidiary that is material to the business, results of operations (on an annualized basis), financial condition or assets of the Company and the Subsidiaries taken as a whole is so identified in Section 3.01 of the Disclosure Schedule and is referred to herein as a "Material Subsidiary".

            SECTION 3.02. Articles of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Material Subsidiary. Such Articles of Incorporation, By-laws and equivalent organizational documents are in full force and effect. Neither the Company nor any Material Subsidiary is in violation of any of the provisions of their respective Certificate of Incorporation, Articles of Incorporation, By-laws or equivalent organizational documents in any material respect.

            SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 40,000,000 Shares and 10,000,000 shares of Preferred Stock, par value $1.00 per share ("Company Preferred Stock"). As of the date hereof,
(i) 14,463,844 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 810,019 Shares are held in the treasury of the Company, (iii) no Shares are held by the Subsidiaries, and (iv) 1,646,150 Shares are reserved for future issuance pursuant to employee stock options or stock incentive rights granted (or permitted to be granted in accordance with the terms of this Agreement) pursuant to the Company's stock option Plans. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.03 or in Section
3.03 of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments to which the Company or any Subsidiary is a party of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments or resolutions pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person, other than guarantees by the Company or any of its Subsidiaries of the obligations of one another in the ordinary course of business, none of which is material to the Company and its Subsidiaries, taken as a whole. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

            SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (such transactions, together with the transactions contemplated by the Stock Purchase Agreement, being the "Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of two-thirds of the then outstanding Shares if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law and Texas Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes the legal, valid and binding obligation of the Company. The Company has taken all actions necessary to satisfy or render inapplicable the restrictions on business combinations contained in Article 13.03 of Texas Law with respect to the Transactions and with respect to a merger or other business combination of Parent, Purchaser or any affiliate thereof with the Company after the acquisition by Purchaser of Shares pursuant to the Offer or the Stock Purchase Agreement.

            SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any asset or property of any of them is bound or affected, except as set forth in
Section 3.05 of the Disclosure Schedule and except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

            (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Delaware Law and Texas Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent the Company from performing its obligations under this Agreement in all material respects, and would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.05(b) of the Disclosure Schedule sets forth a list of all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises and other material instruments material to the Company and the Subsidiaries, taken as a whole, which contain restrictions or prohibitions on or are, pursuant to the provisions thereof, adversely affected by a change of control of the Company or any Subsidiary.

            SECTION 3.06. Compliance. Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any governmental or regulatory authority necessary for the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, have a Material Adverse Effect (the "Permits"). As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, have a Material Adverse Effect. A list of the material Permits is set forth in Section 3.06 of the Disclosure Schedule. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect. To the Company's knowledge, no other party is in material breach or material violation of, or material default under, any contract or agreement that is material to the Company and its Subsidiaries, taken as a whole. The Company has made available or furnished to Parent complete and accurate copies of all contracts and agreements material to the Company and its Subsidiaries, taken as a whole, including, without limitation, all loan agreements.

            SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1993, and has heretofore delivered or made available to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1993 and (iv) all other forms, reports and other registration statements filed by the Company with the SEC since December 31, 1996 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "SEC Reports"). The SEC Reports (i) were prepared, in all material respects, in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect).

            (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 1996, including the notes thereto (the "1996 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1996 which would not, individually or in the aggregate, have a Material

Adverse Effect, (ii) as contemplated by, or disclosed pursuant to, this Agreement or (iii) as disclosed in SEC Reports filed prior to the date of this Agreement.

            SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 1996, except as contemplated by, or disclosed pursuant to, this Agreement or disclosed in any SEC Report filed since December 31, 1996 and prior to the date of this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been (i) any Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any Subsidiary and having, individually or in the aggregate, a Material Adverse Effect, (iii) any change by the Company in its accounting methods, principles or policies, (iv) any material revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (v) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, (vi) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities other than regular quarterly dividends on the Shares not in excess of $.10 per Share, (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice, or (viii) any disclosure by the Company or the Subsidiaries of any secret or confidential Intellectual Property material to the Company and the Subsidiaries, taken as a whole, except pursuant to appropriate, valid and enforceable confidentiality agreements or any lapse or abandonment of any Intellectual Property material to the Company and Subsidiaries, taken as a whole.

            SECTION 3.09. Absence of Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which (i) individually or in the aggregate, is reasonably likely to have a Material Adverse Effect or (ii) seeks to materially delay or prevent the consummation of any Transaction. Except as disclosed in SEC Reports filed prior to the date of this Agreement, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any governmental or regulatory authority, domestic or foreign, or any order, writ, judgment, injunction, decree, determination or award of any governmental or regulatory authority or any arbitrator having, individually or in the aggregate, a Material Adverse Effect.

            SECTION 3.10. Employee Benefit Plans. (a) Section 3.10 of the Disclosure Schedule contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company, any Subsidiary or any entity that is a member of a controlled group of the Company for purposes of Section 4001(a)(14) of ERISA (an "ERISA Affiliate") is a party, with respect to which the Company, any Subsidiary or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company, any Subsidiary or any ERISA Affiliate (collectively, the "Plans"). Except as set forth in Section 3.10 of the Disclosure Schedule, each Plan is in writing and the Company has previously made available to or furnished Parent with a true and complete copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared financial statement in connection with each such Plan. Except for sales incentives and employment arrangements entered into in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the "Code").

            (b) None of the Company, any Subsidiary or any ERISA Affiliate is or has been within the last six years, obligated to contribute, on behalf of any current of former employee, to a multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 412 of the Code (a "Multiemployer Plan")) and no such ERISA Affiliate is liable or reasonably expected to be liable for any withdrawal liability under Section 4201 of ERISA. None of the Plans is a Multiemployer Plan or a single employer pension plan, within the meaning of
Section 4001(a)(15) of ERISA, for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Company, any Subsidiary or any ERISA Affiliate has had any obligation under, nor has maintained, contributed to or sponsored for the benefit of any current or former employee, officer or director of the Company, any Subsidiary or any ERISA Affiliate, any single employer pension plan within the meaning of Section 4001(a)(15) of ERISA or any plan subject to the minimum funding requirements of Section 412 of the Code. Except as disclosed in Section
3.10 of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or other benefits as a result of any Transaction or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit that could be subject to a tax under Section 4999 of the Code. None of the Plans provides for or promises retiree or postemployment medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary, except as required under Section 4980B of the Code.

            (c) Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. No fact or event has occurred since the date of any such determination letter from the IRS that could adversely affect the qualified status of any such Plan or the exempt status of any such trust. Neither the Company nor any Subsidiary has, within the past six years, maintained or contributed to a trust which is intended to be qualified as a voluntary employees' beneficiary association exempt from federal income taxation under Sections 501(a) and 501(c)(9) of the Code.

            (d) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary is currently liable or has previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4979, 4980 or 4980B of the Code or Section 502(c) of ERISA, and no fact or event exists which could give rise to any such liability.

            (e) Except as set forth on Section 3.10(e) of the Disclosure Schedule, each Plan is now and has been operated (i) in all respects in accordance with the requirements of ERISA and the Code and (ii) in all material respects in accordance with the requirements of all other applicable laws, and the Company and each Subsidiary have performed all obligations required to be performed by them under any Plan. Except as set forth in Section 3.10(e) of the Disclosure Schedule, all contributions, premiums or payments required to be made with respect to any Plan are fully deductible for income tax purposes and no such deduction previously claimed has been challenged by any government entity. The 1996 Balance Sheet reflects an accrual of all material amounts of employer contributions and premiums accrued but unpaid with respect to the Plans as of its date.

            (f) The Company and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder ("WARN") and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time. Section 3.10(f) of the Disclosure Schedule lists (i) all the employees terminated or laid off by the Company or any Subsidiary during the 90 days prior to the date hereof and (ii) all the employees of the Company or any Subsidiary who have experienced a reduction in hours of work of more than 50% during any month during the 90 days prior to the date hereof and describes all notices given by the Company and the Subsidiaries in connection with WARN. The Company will, by written notice to Parent and Purchaser, update Section 3.10(f) of the Disclosure Schedule to include any such terminations, layoffs and reductions in hours from the date hereof through the Effective Time and will provide Parent and Purchaser with any related information which they may reasonably request.

            (g) With respect to the Rent Roll, Inc. Stock Incentive Plan (the "Rent Roll Plan"), the only awards that have been granted under the Rent Roll Plan have been in the form of stock options and the terms of each such grant have been reflected in stock option agreements. Each of such stock option agreements are identical to the form of such stock option agreement provided to Parent by the Company and are all identitical to each other, except, in each case, with respect to the number of shares subject to the stock option granted thereunder and the exercise price thereof.

            SECTION 3.11. Labor Matters. Except as set forth in Section 3.11 of the Disclosure Schedule, (i) there are no legal actions pending or, to the best knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which legal actions have or could reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor any Subsidiary is or has ever been a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the best knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

            SECTION 3.12. Offer Documents; Schedule 14D-9; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

            SECTION 3.13. Real Property and Leases; Personal Property. (a) The Company and the Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect.

            (b) Each parcel of real property owned or leased by the Company or any Subsidiary which is material to the Company and the Subsidiaries, taken as a whole, (i) is listed in Section 3.13(b) of the Disclosure Schedule, (ii) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than
(A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and
(D) all matters of record, Liens and other imperfections of title and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect (collectively, "Permitted Liens"), and (iii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

            (c) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party which are material to the Company and the Subsidiaries, taken as a whole, and all material amendments and modifications thereto (i) are described in Section 3.13(c) of the Disclosure Schedule (and true, complete and correct copies of all of such leases, amendments and modifications have been provided or made available by the Company to Parent) and (ii) are in full force and effect and have not been modified or amended in any material respect. There exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect, and, to the Company's knowledge, there exists no default under any such lease by any other party to such lease, nor, to the Company's knowledge, any event which with notice or lapse of time or both would constitute a default thereunder by such other party.

            (d) All tangible personal property and equipment which is material to the operations or business of the Company and its Subsidiaries, taken as a whole, is in good working order, ordinary and reasonable wear and tear (and obsolescence) excepted, and has been maintained in accordance with good and reasonable business practices.

            SECTION 3.14. Intellectual Property. (a) Section 3.14 of the Disclosure Schedule sets forth a true and complete list of all registered patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and Software owned by the Company or a Subsidiary and material to the business or operation of the Company or a Material Subsidiary (the "Scheduled Intellectual Property") (the Scheduled Intellectual Property together with any other Intellectual Property owned by the Company or a Subsidiary and material to the business or operation of the Company or a Material Subsidiary, hereinafter the "Owned Intellectual Property"). Section 3.14 of the Disclosure Schedule also sets forth a true and complete list of all Licensed Intellectual Property which is material to the business or operation of the Company or a Material Subsidiary (the "Material Licensed Intellectual Property"). The Owned Intellectual Property and the Material Licensed Intellectual Property collectively constitute all of the Intellectual Property material to the continued operation of the Company and each Material Subsidiary in a manner consistent with past practice.

            (b) For any registered or registration pending Scheduled Intellectual Property held by assignment, such assignment has been duly recorded with the governmental or regulatory authority from which such Scheduled Intellectual Property issued or before which such Scheduled Intellectual Property is pending.

            (c) The rights of the Company or any Subsidiary in or to the Intellectual Property do not conflict with or infringe upon the rights of any third party, and no claim has been asserted to the Company or a Subsidiary that the use of such Intellectual Property does or may infringe upon the rights of any third party, except for such infringements as would not, individually or in the aggregate, have a Material Adverse Effect.

            (d) The Company or a Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to all Owned Intellectual Property and is entitled to use all such Owned Intellectual Property in the continued operation of the Company or any Subsidiary in a manner consistent with past practice.

            (e) The Company or a Subsidiary has the right to use all Material Licensed Intellectual Property in the continued operation of the Company in accordance with the terms of the respective license agreement.

            (f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part.

            (g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and the Subsidiaries have performed all acts and have paid all required fees and taxes to (i) maintain all registered Owned Intellectual Property in full force and effect in its country of issuance or registration, and (ii) to maintain all applications for registration of Owned Intellectual Property in full force and effect in the country in which such application has been filed.

            (h) Except as would not, individually or in the aggregate, have a Material Adverse Effect, and except as disclosed in the SEC Reports filed prior to the date of this Agreement, to the Company's best knowledge, no litigation, claims, actions, suits or proceedings have been asserted, are pending or threatened against the Company or any Subsidiary (i) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any Owned Intellectual Property, or of any Material Licensed Intellectual Property, or (ii) alleging that any services provided, or products manufactured or sold by the Company or any Subsidiary, infringe any patent, trademark, or any other right of any third party. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the best knowledge of the Company, no person is engaging in any activity that infringes upon the Intellectual Property or upon the rights of the Company or any Subsidiary therein. Except as disclosed in
Section 3.14 of the Disclosure Schedule, and except with respect to licenses directly or indirectly to end users in the ordinary course of business, neither the Company nor any Subsidiary has granted any license or other right to any third party with respect to Owned Intellectual Property, or with respect to any Material Licensed Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the consummation of the Transactions will not result in the termination or impairment of any of the Intellectual Property material to the business or operation of the Company or any Material Subsidiary.

            (i) The Company and its Subsidiaries have delivered or made available to Purchaser correct and complete copies of all the licenses and sublicenses, and any amendments thereto, for the Material Licensed Intellectual Property. With respect to each such license and sublicense (except as would not, individually or in the aggregate, have a Material Adverse Effect):

            (1) such license or sublicense, together with any associated agreements related to the subject matter thereof, if applicable, is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

            (2) except as set forth in Section 3.05(b) of the Disclosure Schedule, such license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the Transactions, nor will the consummation of the Transactions constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense;

            (3) with respect to each such license and sublicense: (A) neither the Company nor any Subsidiary has received any notice of termination or cancellation under such license or sublicense which has not been cured or waived, (B) neither the Company nor any Subsidiary has received any notice of a breach or default under such license or sublicense, which breach has not been cured, and (C) neither the Company nor any Subsidiary has granted to any other third party any rights, adverse or otherwise, under such license or sublicense that would constitute a breach of such license or sublicense;

            (4) to the Company's best knowledge, neither the Company, any Subsidiary, nor any other party to such license or sublicense is in breach or default in any material respect, and, to the Company's best knowledge, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense; and

            (5) to the Company's best knowledge, no claim, action, suit or proceeding before any governmental or regulatory authority has been asserted, is pending, or threatened against the Company or any Subsidiary
      (A) challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any such Material Licensed Intellectual Property, or (B) alleging that such Material Licensed Intellectual Property is being licensed, sublicensed or used in violation of any patent, trademark, or any other right of any third party.

            (j) Except as would not, individually or in the aggregate, have a Material Adverse Effect, solely with respect to Software that is material to the business or operation of the Company or any Material Subsidiary: (i) to the best knowledge of the Company, such Software, including Third Party Software contained in such Software, is free of all viruses, worms, trojan horses and other known contaminants, except for such trojan horses and other contaminants in such Software by design of the Company or a Subsidiary, and such Software, including Third Party Software contained in such Software, does not contain a feature to disable the operation of all or any part of such Software that arises automatically, through passage of time, or through any act of a user of such Software, except for such disabling features in such Software by design of the Company or a Subsidiary; (ii) the final release of such Software for any given product year substantially conforms to the published specifications and user documentation for such Software, and does not contain any bugs, errors, or problems that materially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems; (iii) the source code of such Software contains comments regarding operation and revision history in accordance with standard industry practices; (iv) such Software, including Third Party Software contained in such Software, to the best knowledge of the Company, does not contain any bugs, errors, or problems that materially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems that would not be curable within the cure period of any license agreement pertaining to such Software; (v) the Company has not received notice by telephone, writing, e-mail or other means that such Software, including Third Party Software contained in such Software, contains any bugs, errors, or problems that materially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems, except for such bugs, errors, or problems that the Company has provided a fix, patch, or revision in or to the Software, or that would be curable within the cure period of any license agreement pertaining to such Software; (vi) to the extent currently contractually required, the Software is Year 2000 Compliant; (vii) the Company and each Subsidiary are making commercially reasonable efforts to make Year 2000 Compliant that Software that the Company, in the exercise of reasonable judgement, believes requires Year 2000 Compliance, and are aware of no facts or circumstances that would prevent the Company or a Subsidiary from making such Software Year 2000 Compliant; and (viii) the Company has obtained all approvals necessary for exporting such Software outside the United States and importing such Software into any country in which such Software is now sold or licensed for use by the Company or its Subsidiaries, directly or indirectly, and to the knowledge of the Company, all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

            (k) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no rights in any Software that is material to the business or operation of the Company or any Material Subsidiary have been transferred to any customer or other third party by the Company or its Subsidiaries except to the customers of the Company or the Subsidiaries to whom the Company or its Subsidiaries have licensed such Software in the ordinary course of business. To the best knowledge of the Company, all source code, software tools, library functions, and other Software developed by the Company or any Subsidiary, or by any third party on behalf of the Company or a Subsidiary, that is or was utilized by the Company or a Subsidiary within the past five (5) years in the development of any Software that is material to the business or operation of the Company or any Material Subsidiary, or that is required to operate or modify the Software, is in the possession of the Company or a Subsidiary. To the best knowledge of the Company, the Company or a Subsidiary has the right to use such source code, software tools, library functions, and other Software to the extent necessary to conduct and to continue to conduct the business and operations of the Company and the Subsidiaries consistent with past practice.

            SECTION 3.15. Taxes. Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect or as set forth in Section 3.15 of the Disclosure Schedule, (i) the Company and the Subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Subsidiaries, (ii) all Taxes that are due have been paid or will be paid (other than Taxes which (1) are not yet delinquent or (2) are being contested in good faith and have not been finally determined), (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any of the Subsidiaries (or against any consolidated, combined, unitary or other group for Tax purposes of which the Company or any Subsidiary is or has been a member and for which deficiency the Company or any Subsidiary could have liability) which deficiency has not been paid other than any deficiency being contested in good faith, (iv) the Company and the Subsidiaries have provided adequate reserves (in accordance with generally accepted accounting principles) in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns, (v) the Company and the Subsidiaries have complied with all withholding obligations and reporting requirements in respect thereof,
(vi) there are no Tax Liens upon any property or assets of the Company or any of the Subsidiaries except Liens for current Taxes not yet due, (vii) neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, (viii) except as set forth in the financial statements described in Section 3.07, neither the Company nor any Subsidiary has entered into a transaction which is being accounted for under the installment method of section 453 of the Code, and (ix) neither the Company nor any Subsidiary has filed a consent pursuant to section 341(f) of the Code or agreed to have section 341(f)(2) of the Code apply. Neither the Company nor any Subsidiary has been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period which disputes, claims, assessments or waivers are reasonably likely to have a Material Adverse Effect. The consolidated federal income tax returns of Company and the Subsidiaries for each taxable year through December 31, 1992 have been examined by the IRS, and either no material deficiencies were asserted as a result of such examination for which the Company does not have adequate reserves (in accordance with generally accepted accounting principles) or all such deficiencies were satisfied. As used in this Agreement, "Taxes" or "taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or regulatory authority or body, domestic or foreign, or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

            SECTION 3.16. Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) any other contaminant; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health.

            (b) Except as described in Section 3.16 of the Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse
Effect: (i) neither the Company nor any Subsidiary has violated and neither is in violation of any Environmental Law; (ii) to the best knowledge of the Company, none of the properties (including, without limitation, soils and surface and ground waters) currently owned or leased by the Company or any Subsidiary are contaminated with any Hazardous Substance; (iii) to the best knowledge of the Company, none of the properties (including, without limitation, soils and surface and ground waters) formerly owned or leased by the Company or any Subsidiary, as of the date of the transfer of conveyance of any such property, were contaminated with any Hazardous Substance; (iv) to the best knowledge of the Company, neither the Company nor any Subsidiary is actually, potentially or allegedly liable for any off-site contamination; (v) to the best knowledge of the Company, neither the Company nor any Subsidiary is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened Liens); (vi) the Company and the Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); and (vii) the Company and each Subsidiary has always been and is in compliance with its Environmental Permits.

            SECTION 3.17. Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Goldman, Sachs & Co. pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

            Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

            SECTION 4.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business or operations of Parent and Purchaser and their respective subsidiaries taken as a whole.

            SECTION 4.02. Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law and Texas Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

            SECTION 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Purchaser to perform their obligations under this Agreement and to consummate the Transactions.

            (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act and filing and recordation of appropriate merger documents as required by Delaware Law and Texas Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent Parent or Purchaser from performing their respective obligations under this Agreement and consummating the Transactions.

            SECTION 4.04. Financing. Parent has, or will have, immediately prior to the expiration of the Offer, sufficient funds to permit Purchaser to acquire all the outstanding Shares in the Offer and the Merger.

            SECTION 4.05. Offer Documents; Proxy Statement. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent or its affiliates for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

            SECTION 4.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

            SECTION 4.07. Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent and Purchaser, threatened against, Parent or Purchaser or any of their respective properties or assets before any court, arbitrator or administrator, governmental or regulatory authority or body, domestic or foreign, which seeks to delay or prevent or would result in the material delay of or would prevent the consummation of any Transaction. Neither Parent nor Purchaser or any property or asset of Parent or Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent and Purchaser, continuing investigation by, any governmental or regulatory authority, domestic or foreign, or any order, writ, judgment, injunction, decree, determination or award of any governmental or regulatory authority or any arbitrator which would prevent Parent or Purchaser from performing their respective material obligations under this Agreement or prevent or materially delay the consummation of any Transaction.

            SECTION 4.08. No Prior Activities. Since the date of its incorporation, Purchaser has not engaged and will not engage prior to the Effective Time or termination of this Agreement in any activities other than in connection with or as contemplated by this Agreement or the Stock Purchase Agreement or in connection with arranging any financing required to consummate any of the Transactions.

            SECTION 4.09. Parent Not an Affiliated Shareholder. As of the date hereof, (i) neither Parent nor any of its affiliates is, with respect to the Company, an "Affiliated shareholder" as such term is defined in Part 13 of Texas Law and (ii) except to the extent that Parent or its affiliates may be deemed to beneficially own Shares as a result of this Agreement or the Stock Purchase Agreement, Parent and its affiliates collectively do not hold directly or indirectly five percent (5%) or more of the outstanding voting shares of the Company.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

            SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the time at which Purchaser's designees to the Board represent at least a majority of the number of directors on the Board (including all vacancies), the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by, or disclosed pursuant to, this Agreement, neither the Company nor any Subsidiary shall, between the date of this Agreement and the time at which Purchaser's designees to the Board represent at least a majority of the number of directors on the Board (including all vacancies), directly or indirectly do any of the following without the prior written consent of Parent:

                  (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of
      (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 1,646,150 Shares issuable upon exercise of employee stock options outstanding on the date hereof or as disclosed in the Disclosure Schedule or otherwise in writing to Parent prior to the date hereof) or
      (ii) any assets of the Company or any Subsidiary, except for transactions in the ordinary course of business and in a manner consistent with past practice;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for regular quarterly dividends on the Shares declared and paid at times consistent with past practice in an aggregate amount not in excess of $.10 per Share per quarter;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets, except for such acquisitions which do not exceed $3,000,000 in the aggregate for all such acquisitions; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure which is in excess of $1,000,000 or capital expenditures which are, in the aggregate, in excess of $5,000,000 for the Company and the Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter prohibited by this Section 5.01(e);

                  (f) increase the compensation payable or to become payable to its directors, officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers or directors of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for payments under the 1997 Incentive Plan and the Officers' Incentive Plan up to a maximum of $1.8 million and except in the ordinary course of business consistent with past practices;

                  (g) except as may be required by a change in the rules relating to generally accepted accounting principles or if the Company elects early adoption of AICPA Statement of Position No. 97-2, Software Revenue Recognition, take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                  (h) make any Tax election or settle or compromise any material federal, state, local or foreign income Tax liability except in the ordinary course of business consistent with past practices;

                  (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 1996 Balance Sheet or in SEC Reports filed prior to the date hereof or subsequently incurred in the ordinary course of business and consistent with past practice;

                  (j) amend, modify or consent to the termination of any lease, license, contract or agreement which is material to the Company and its Subsidiaries, taken as a whole, or amend, modify or consent to the termination of the Company's or the Subsidiary's rights thereunder, other than in the ordinary course of business consistent with past practice; or

                  (k) enter into any lease, license, contract or agreement that would be material to the Company and its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice or as otherwise permitted by this Section 5.01.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

            SECTION 6.01. Stockholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Articles of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following either consummation of the Offer or the purchase by Purchaser of the Shares held by the Majority Shareholders pursuant to the Stock Purchase Agreement, whichever occurs first, for the purpose of considering and taking action on this Agreement and the Transactions (the "Stockholders' Meeting") and (ii) subject to the fiduciary duties of the Board under applicable law, (A) include in the Proxy Statement the unanimous recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (B) use its reasonable best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

            (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties hereto agree, at the request of Purchaser, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with
Article 5.16 of Texas Law, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

            SECTION 6.02. Proxy Statement. If required by applicable law, as soon as practicable following either consummation of the Offer or the purchase by Purchaser of the Shares held by the Majority Shareholders pursuant to the Stock Purchase Agreement, whichever occurs first, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

            SECTION 6.03. Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each domestic Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law.

            (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.03 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

            (c) Following the election of designees of Purchaser pursuant to this Section 6.03, prior to the Effective Time, any amendment of this Agreement or the Articles of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company.

            SECTION 6.04. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

            (b) All information obtained by Parent or Purchaser or other persons acting on their behalf or for their benefit pursuant to this Section 6.04 shall be kept confidential in accordance with the confidentiality agreement, dated November 21, 1997 (the "Confidentiality Agreement"), between Parent and the Company. The Confidentiality Agreement is hereby amended to provide that, upon consummation of the Offer and the purchase by Purchaser of the Shares held by the Majority Shareholders pursuant to the Stock Purchase Agreement or the Offer, the first paragraph on page three of the Confidentiality Agreement (relating to acquisition proposals) and the third paragraph on page three of the Confidentiality Agreement (relating to solicitation of employees) shall each be deleted in their entirety and be of no force and effect.

            (c) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

            SECTION 6.05. No Solicitation of Transactions. (a) Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate, encourage the submission of or accept any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any Subsidiary or any business combination with the Company or any Subsidiary or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing provisions of this Section 6.05, (i) the Company may engage in discussions or negotiations with a third party who seeks to initiate such discussions or negotiations or may furnish such third party information concerning the Company and its Subsidiaries, in each case only in response to a request for such information or access which was not encouraged, solicited or initiated by the Company or any of its affiliates, and pursuant to appropriate confidentiality agreements, (ii) the Board may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act and (iii) following receipt of a proposal or offer from a third party, the Board may withdraw or modify its recommendation referred to in Section 1.02, but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board shall conclude in good faith based upon the advice of the Company's outside counsel that such action is required in order for the Board to act in a manner which is consistent with its fiduciary obligations under applicable law. The Company shall notify Parent promptly if any such proposal or offer with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the person making such proposal or offer and the terms and conditions of such proposal or offer. In connection with any such proposal or offer, the Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

            (b) Notwithstanding anything in paragraph (a) or any other provision to the contrary in this Agreement, the Company shall not take any action which would render invalid or ineffective, or otherwise vacate or withdraw, the approval of the Transactions by the Board for purposes of Article 13.03 of Texas Law and shall not take any action that would cause the Company to breach its representation and warranty, as of the taking of such action, set forth in the last sentence of Section 3.04 of this Agreement.

            SECTION 6.06. Employee Benefits Matters. Following the Effective Time, Parent shall cause the current employees of the Company to (i) be eligible to participate in the employee benefit plans of a subsidiary of Parent, the benefits under which, in the aggregate, shall be at least as favorable as those provided under the Plans (subject to the provisions of Section 2.07 hereof), (ii) continue to participate in the Plans as in effect immediately prior to the Effective Time or (iii) be eligible to participate in a benefits package that is a combination of (i) and (ii) and is at least as favorable, in the aggregate, as those provided under the Plans, provided that nothing herein shall prevent Parent from terminating the employment of any such employee or modifying or terminating such plans from time to time and the choice of alternatives (i), (ii) or (iii) above shall be at the sole discretion of Parent. Any group health plan offered to current employees of the Company and their dependents shall not exclude coverage on account of any pre-existing condition, and in determining deductibles and co-payments under any group health plan of Parent or its subsidiaries, such employees and their dependents shall be credited with any deductibles and co-pays accrued through the Effective Time. For purposes of any length of service requirements, waiting periods, vesting periods, benefit accruals or differential benefits based on length of service in any such plan for which an employee of the Company may be eligible after the Effective Time, Parent shall ensure that service by such employee with the Company shall be deemed service with Parent; provided, however, that no such credit shall be given for purposes of any defined benefit pension plan of Parent or any of its subsidiaries.

            SECTION 6.07. Directors' and Officers' Indemnification and Insurance. (a) The Articles of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to limitation of liability and indemnification than are set forth in Article XII of the Articles of Incorporation and Article 11 of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who prior to or at the Effective Time were directors, officers or employees of the Company or its Subsidiaries.

            (b) The Company and, following the purchase of any Shares by Purchaser or its affiliates pursuant to the Offer or the Stock Purchase Agreement, Parent shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer or employee of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director or employee whether occurring before or after the Effective Time (including, without limitation, the Transactions), for a period of six years after the date hereof. Without limiting the generality of the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Company, the Surviving Corporation or Parent, as the case may be, shall pay as incurred, each Indemnified Party's legal and other expenses (including costs of investigation and preparation), including the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably satisfactory to the Company, the Surviving Corporation or Parent, promptly after statements therefor are received and (ii) the Company, the Surviving Corporation and Parent shall cooperate in the defense of any such matter; provided, however, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that none of the Company, the Surviving Corporation or Parent shall be obligated pursuant to this Section 6.07(b) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The parties intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 6.07 shall apply without limitation to negligent acts or omissions of any Indemnified Party. Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party, Parent and the Surviving Corporation, retained at the Surviving Corporation's expense. The Company, the Surviving Corporation or Parent shall pay all expenses, including counsel fees and expenses, that any Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.07.

            (c) The Surviving Corporation shall use its best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided however that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.07(c) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $139,000 in the aggregate); provided further that the Surviving Corporation shall obtain the maximum coverage obtainable for such 200% amount.

            (d) In the event the Company, the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Corporation or Parent, as the case may be, shall assume the obligations set forth in this Section 6.07.

            (e) This Section 6.07 is intended to benefit the Indemnified Parties and their respective heirs, executors and personal representatives and shall be binding on the successors and assigns of Parent, the Company and the Surviving Corporation. This Section 6.07 shall not limit or otherwise adversely affect any rights any Indemnified Party may have under any agreement with the Company or any Subsidiary or the Company's or any Subsidiary's Articles of Incorporation or By-laws.

            SECTION 6.08. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            SECTION 6.09. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, Environmental Permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

            SECTION 6.10. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange (including the Nasdaq National Market) to which Parent or the Company is a party.

            SECTION 6.11. Confidentiality Agreement. The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each of the Transactions. Upon the acceptance for payment of Shares pursuant to the Offer and the purchase of Shares pursuant to the Stock Purchase Agreement or the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

            SECTION 7.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Texas Law and the Articles of Incorporation of the Company;

                  (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

                  (c) No Order. No United States or Canadian federal, state, provincial or local governmental or regulatory authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Merger; and

                  (d) Offer. Purchaser or its permitted assignee shall have purchased a minimum two-thirds of the outstanding Shares (on a fully diluted basis) pursuant to the Offer, the Stock Purchase Agreement or otherwise.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the
Company:

                  (a) By mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

                  (b) By either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before May 15, 1998; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available (A) to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (B) if Purchaser shall have accepted for payment Shares pursuant to the Offer or shall have purchased Shares of the Majority Stockholders pursuant to the Stock Purchase Agreement or (ii) any United States or Canadian federal, state, provincial or local court or governmental or regulatory authority of competent jurisdiction shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (c) By Parent any time prior to the acceptance of Shares for payment pursuant to the Offer or the purchase of Shares pursuant to the Stock Purchase Agreement if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (i) failed to commence the Offer within 30 days following the date of this Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to pay for Shares pursuant to the Offer on or prior to February 28, 1998 (unless such failure shall have been the result of the failure of the waiting period under the HSR Act to have expired or been terminated, in which case such date shall be May 15, 1998), unless such failure to pay for Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any respect any covenant or agreement of either of them contained in this Agreement or the Stock Purchase Agreement or the breach by Parent or Purchaser of any representation or warranty of either of them contained in this Agreement or the Stock Purchase Agreement; or

                  (d) By the Company, upon approval of the Board, if Purchaser shall have (i) failed to commence the Offer within 30 days following the date of this Agreement, (ii) unless Purchaser shall have otherwise purchased the Shares of the Majority Shareholders pursuant to the Stock Purchase Agreement, terminated the Offer without having accepted any Shares for payment thereunder or (iii) unless Purchaser shall have otherwise purchased the Shares of the Majority Shareholders pursuant to the Stock Purchase Agreement, failed to pay for Shares pursuant to the Offer on or prior to February 28, 1998 (unless such failure shall have been the result of the failure of the waiting period under the HSR Act to have expired or been terminated, in which case such date shall be May 15,
      1998), unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any respect any covenant or agreement of it contained in this Agreement or the breach by the Company of any representation or warranty of it contained in this Agreement or the failure of any of the Majority Stockholders to perform in any respect any covenant or agreement of any of them contained in the Stock Purchase Agreement or the breach by any of them of any representation or warranty contained in the Stock Purchase Agreement; or

                  (e) By the Company if the Stock Purchase Agreement is terminated pursuant to its terms or is otherwise amended in a manner adverse to the Company or its shareholders without the Company's prior written consent.

            SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in Sections 6.04(b), 8.03 and 9.01 and (ii) nothing herein shall relieve any party from liability for any breach hereof.

            SECTION 8.03. Fees and Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

            SECTION 8.04. Amendment. Subject to Section 6.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

            SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

            SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Article II, Section 6.07 and the last sentence of Section 6.09 shall survive the Effective Time indefinitely and those set forth in Sections 6.04(b) and 8.03 shall survive termination indefinitely.

            SECTION 9.02. Notices. All notices, requests, claims, demands, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

            if to Parent or Purchaser:

                  The Thomson Corporation
                  Metro Center
                  One Station Plaza
                  Stamford, Connecticut 06902
                  Telecopier No: (203) 348-5718
                  Attention:  General Counsel

            with a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022
                  Telecopier No:  (212) 848-7179
                  Attention:  David W. Heleniak, Esq.

            if to the Company:

                  Computer Language Research, Inc.
                  2395 Midway Road
                  Carrollton, Texas 75006
                  Telecopier No:  (972) 250-8423
                  Attention: Stephen T. Winn
                            Chief Executive Officer

            with a copy to:

                  Locke Purnell Rain Harrell
                  (A Professional Corporation)
                  2200 Ross Avenue, Suite 2200
                  Dallas, Texas 75201
                  Telecopier No:  (214) 740-8800
                  Attention:  Guy Kerr, Esq.

                  and

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  One Beacon Street
                  Boston, Massachusetts 02108-3194
                  Telecopier No:  (617) 573-4822
                  Attention:  Louis A. Goodman, Esq.

            SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

                  (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

                  (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York;

                  (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                  (e) "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

                  (f) "Intellectual Property" means any and all of the following used by the Company or any Subsidiary in connection with their respective businesses or operations: (i) inventions, ideas and conceptions of inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a patent application or applications, (ii) all United States, international, and foreign patents, patent applications and statutory invention registrations, including, without limitation, reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions and all improvements thereto,
      (iii) trademarks, service marks, certification marks, collective marks, trade dress, logos, domain names, product configurations, trade names, business names, corporate names, and other source identifiers, whether or not registered, whether currently in use or not, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office or in any office or agency of any State or Territory thereof or any foreign country, and all rights therein provided by international treaties or conventions, all reissues, extensions and renewals of any of the foregoing, (iv) copyrightable works, copyrights, whether or not registered, and registrations and applications for registration thereof in the United States and any foreign country, and all rights therein provided by international treaties or conventions, (v) the Software, (vi) confidential and proprietary information, including trade secrets, (vii) copies and tangible embodiments of all the foregoing, in whatever form or medium, (viii) licenses or sublicenses to the Company or any Subsidiary, or by the Company or any Subsidiary to a third party, in connection with any of the foregoing (collectively, "Licensed Intellectual Property"), and (ix) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or breach of any of the foregoing.

                  (g) "knowledge" or "best knowledge" with respect to the Company means the actual knowledge of the persons listed in Section 9.03(g) of the Disclosure Schedule.

                  (h) "Licensed Intellectual Property" shall have the meaning set forth in the definition of Intellectual Property.

                  (i) "Software" means all material computer software and subsequent versions thereof developed or currently being developed, by or on behalf of the Company or any Subsidiary, or manufactured, sold or marketed by the Company or any Subsidiary, including source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith, but excluding Third Party Software.

                  (j) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

                  (k) "Third Party Software" means all computer software contained in the Software developed by a third party that was not developed by or on behalf of the Company or any Subsidiary.

                  (l) "Year 2000 Compliant" or "Year 2000 Compliance" means that the Software provides uninterrupted millennium functionality in that the Software will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality as the Software records, stores, processes, and presents calendar dates falling on or before December 31, 1999.

            SECTION 9.04. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

            SECTION 9.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Sections 6.04(b) and 6.11, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

            SECTION 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Article II and Section 6.07 (which are intended to be for the benefit of the persons covered thereby and their heirs, executors and personal representatives and may be enforced by such persons and their heirs, executors and personal representatives).

            SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state court or federal court sitting in Delaware; provided that the foregoing provisions of this Section 9.08 shall not preclude the application of Texas law as to those matters which are by their subject matter to be governed by and construed in accordance with Texas law.

            SECTION 9.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 9.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            SECTION 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

            IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          THE THOMSON CORPORATION


                                          By     /s/  Michael S. Harris
                                              --------------------------------
                                              Name: Michael S. Harris
                                              Title: Assistant Secretary


                                          SABRE ACQUISITION, INC.


                                          By     /s/  Michael S. Harris
                                              --------------------------------
                                              Name: Michael S. Harris
                                              Title: President


                                          COMPUTER LANGUAGE RESEARCH, INC.


                                          By     /s/  Stephen T. Winn
                                              --------------------------------
                                              Name: Stephen T. Winn
                                              Title: President and CEO

                                                                         ANNEX A

                             Conditions to the Offer

            Notwithstanding any other provision of the Offer, but subject to the terms of this Agreement, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

                  (a) there shall have been instituted or be pending any action or proceeding before any United States or Canadian federal, state, provincial or local court or governmental, administrative or regulatory authority or agency of competent jurisdiction which is reasonably likely
      (i) to make illegal or otherwise directly or indirectly prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent, the purchase of Shares pursuant to the Stock Purchase Agreement, or the consummation of the Merger, or to require the Company, Parent, Purchaser or any other affiliate of Parent to pay, as a result of the Transactions, damages that would be material to the Company and its Subsidiaries, taken as a whole;
      (ii) to prohibit or limit materially and adversely the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, in any case as a result of the Transactions; (iii) to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, the Stock Purchase Agreement or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; or (iv) to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares;

                  (b) there shall have been issued any preliminary or permanent injunction or law, rule, regulation, order, decree or ruling by any United States or Canadian federal, state, provincial or local court or governmental or regulatory authority of competent jurisdiction resulting, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

                  (c) any representation or warranty of the Company in this Agreement or of any of the Majority Shareholders in the Stock Purchase Agreement which is qualified as to materiality shall not have been true and correct or any such representation or warranty that is not so qualified shall not have been true and correct in any material respect, in each case as of the date of this Agreement, except in the case of any representation or warranty that speaks as of a particular date, which shall have been true and correct or true and correct in all material respects, as applicable, as of such date;

                  (d) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement or any Majority Shareholder shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of such Majority Shareholder to be performed by him, her or it under the Stock Purchase Agreement;

                  (e) this Agreement shall have been terminated in accordance with its terms;

                  (f) Purchaser and the Company shall have mutually agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

                  (g) there shall have occurred after the date of this Agreement any events or circumstances which, individually or in the aggregate, result in a material adverse change in the business, results of operations (on an annualized basis), financial condition or assets of the Company and the Subsidiaries taken as a whole, other than any change constituting or relating to any of the following: (i) the United States economy or securities markets in general, (ii) this Agreement or the transactions contemplated hereby or the announcement hereof, or (iii) the tax compliance or accounting software businesses generally and not specifically relating to the Company and the Subsidiaries; provided, that Purchaser shall give the Company advance written notice of any intention by Purchaser to assert the nonsatisfaction of the condition set forth in this paragraph (g), which notice shall describe in reasonable detail the basis for Purchaser's belief that such condition has not been satisfied; and provided, further, that if any such material adverse change is capable of being cured through the exercise by the Company of its reasonable best efforts and for so long as the Company continues to use such reasonable best efforts to cure such material adverse change, the Purchaser shall not terminate the Offer under this paragraph (g) or exercise any related right to terminate this Agreement;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates other than a material breach of the Agreement by Parent or Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

            The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or, subject to the terms of this Agreement, may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


                                      A-3